ADVENTRX PHARMACEUTICALS, INC. ANNOUNCES

FOURTH QUARTER AND YEAR 2006 FINANCIAL RESULTS

SAN DIEGO, March 15, 2007 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today reported financial results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter 2006 Results
For the fourth quarter ended December 31, 2006, ADVENTRX’s net loss was $6.4 million, or $0.08 per share, compared to a net loss of $2.2 million, or $0.03 per share, for the same period in 2005. The net loss in the fourth quarter of 2006 was attributable primarily to operating expenses of $4.8 million, including $3.1 million related to research and development programs and $1.7 million related to selling, general and administrative expenses, compared to $3.8 million in operating expenses for the same period a year ago. In addition, the net loss in the fourth quarter of 2006 of $6.4 million included non-cash expenses of $2.1 million attributable to a loss on fair value of warrants and $505,000 related to stock-based compensation recorded under the revised Financial Accounting Standards No. 123 (“FAS 123R”). The net loss in the fourth quarter of 2005 of $2.2 million included a non-cash gain on fair value of warrants of $1.4 million and non-cash expenses of $278,000 related to stock-based compensation recorded under FAS 123R. Interest income amounted to $454,000 and $235,000 for the fourth quarter ended 2006 and 2005, respectively.

Research and development (R&D) expenses of $3.1 million were relatively unchanged from the same period a year ago. A $428,000 increase in expenses for Phase IIb and Phase III clinical development of ANX-510 (CoFactor®) for metastatic colorectal cancer was partially offset by a $223,000 reduction in preclinical program costs and R&D consulting. Employee-related compensation also was slightly lower than in the same period a year ago. Selling, general and administrative expenses of $1.7 million in the fourth quarter of 2006 were $1.0 million higher than the same period a year ago, reflecting additional employees and employee-related expense of $784,000 and increases in consulting and professional fees of $221,000.

The three months ended December 31, 2006 were highlighted by the following events:

•	Licensed the U.S. rights to ANX-211 (chitosan gel), a proprietary antiviral product, to Theragenex, LLC, a life science and technology company. ADVENTRX anticipates that Theragenex will launch a product during the 2007/2008 cold and influenza season.

•	Added approximately $37.1 million in capital from the sale of common stock to institutional investors in a registered direct offering at a price of $2.75 per share.

•	Initiated a marketing-enabling clinical study of ANX-530 (vinorelbine emulsion), which is designed to establish the bioequivalence of ANX-530 and vinorelbine tartrate. Vinorelbine tartrate is an anticancer agent approved for use in non-small cell lung cancer.

•	Initiated a Phase II clinical trial of CoFactor® in the treatment of advanced metastatic breast cancer.

Balance Sheet Highlights
As of December 31, 2006, cash and investments in securities amounted to $51.7 million, including cash and cash equivalents of $26.0 million and short-term investments in securities of $25.7 million.

Year 2006 Results
For the year ended December 31, 2006, ADVENTRX reported a net loss of $29.3 million, or $0.40 per share, compared to $24.8 million, or $0.41 per share, for the same period in 2005. The net loss in 2006 of $29.3 million included non-cash expenses of $10.4 million for purchased in-process research and development, $2.1 million related to stock-based compensation recorded under FAS 123R and $660,000 attributable to a loss on fair value of warrants. The net loss in 2005 of $24.8 million included a non-cash loss on fair value of warrants of $11.6 million and non-cash expenses of $1.2 million related to stock-based compensation recorded under FAS 123R. Interest income increased to $1.2 million in 2006, compared to $496,000 in 2005, due to higher average invested balances and a higher average interest rate in 2006.

Operating expenses amounted to $29.8 million in 2006, including a $10.4 million charge to in-process research and development in connection with the acquisition of SD Pharmaceuticals, Inc. in April 2006, $12.0 million in research and development, and $7.2 million in selling, general and administrative expense. Operating expenses in 2005 amounted to $13.7 million.

Research and development expenses increased by $3.3 million, to $12.0 million in 2006, due to increased clinical spending for launching a Phase III clinical trial and continuing a Phase IIb clinical trial of CoFactor® for treatment of metastatic colorectal cancer.

Selling, general and administrative expenses increased by $2.3 million, to $7.2 million in 2006, due to a $1.3 million increase reflecting additional employees and employee-related expenses, a $579,000 increase in professional and consulting fees, and a $226,000 increase in insurance costs.

During 2006 the Company made significant additions and changes to the management team, including the appointment of a president and chief medical officer, a chief financial officer, a vice president of medical affairs and a general counsel.

Conference Call and Webcast
ADVENTRX management will host an investment-community conference call to discuss these results and provide a corporate update today at 1:30 p.m. Pacific/4:30 p.m. Eastern time. Evan M. Levine, Chief Executive Officer, and Gregory P. Hanson, Senior Vice President and Chief Financial Officer, are scheduled to lead the call and will be joined by other members of the Company’s senior management to discuss the quarter’s and year’s results and to take investors’ questions. Those interested in listening to the conference call live via the Internet may do so by visiting the “Investors” section of ADVENTRX’s website at www.adventrx.com. Please plan to connect several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Replays of the webcast will be available for 30 days via the “Investors” section of ADVENTRX’s website at www.adventrx.com. A phone replay will be available through April 16, 2007 by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering the passcode 5166464.

Annual Meeting
The Company’s 2007 Annual Meeting of Stockholders will be held on May 23, 2007, at 10:00 a.m. at the Hyatt Regency La Jolla in San Diego, California. All stockholders are invited to attend.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on commercializing product candidates for the treatment of cancer and infectious diseases. ADVENTRX seeks to improve the performance and safety of existing treatments by addressing significant problems, such as drug metabolism and bioavailability, excessive toxicity and treatment resistance. ADVENTRX’s lead product candidate, ANX-510 (CoFactor®), is in Phase III and Phase IIb clinical trials for the treatment of metastatic colorectal cancer, as well as in a Phase II clinical trial for the treatment of advanced breast cancer. The Company is in the development stage and has not yet marketed any products or generated any significant revenue. More information can be found on ADVENTRX’s web site at www.adventrx.com.

Forward Looking Statement
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors that, if they do not materialize or prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such forward-looking statements are made based on management’s current expectations and beliefs and should not be regarded as a statement or representation by ADVENTRX that any of its plans, including its anticipated milestones, will be achieved on time or at all. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient capital to fund the projects necessary to meet its anticipated or stated goals and milestones; the potential to attract a strategic partner and the terms of any related transaction; the ability to timely enroll subjects in ADVENTRX’s current and anticipated clinical trials; the potential for ANX-510 (CoFactor®) and ADVENTRX’s other product candidates to receive regulatory approval for one or more indications on a timely basis or at all, and the uncertain process of seeking regulatory approval; other difficulties or delays in developing, testing, manufacturing and marketing of and obtaining regulatory approval for CoFactor® or ADVENTRX’s other product candidates; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings; the scope and validity of patent protection for CoFactor® and ADVENTRX’s other product candidates; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. All forward-looking statements are qualified in their entirety by this cautionary statement and ADVENTRX assumes no obligation to revise or update any forward-looking statement, including as set forth in this press release, to reflect events or circumstances arising after the date on which it was made.

Contacts:
Investors – ADVENTRX Pharmaceuticals, Inc. Ioana C. Hone 1-858-552-0866	Media – WeissComm Partners Amy Martini 1-212-301-7223

[Tables to Follow]

	ADVENTRX Pharmaceuticals, Inc.
	(A Development Stage Enterprise)
	Summary Consolidated Financial Information
	(In 000s except for per share data)
Consolidated Statement of Operations
Data:
	Three months ended		Twelve months ended
	December 31,		December 31,

	2006	2005	2006	2005

	(unaudited)	(unaudited)
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	3,060	3,021	12,001	8,682
In-process research and development	—	—	10,422	—
Selling, general and administrative	1,691	740	7,236	4,901
Depreciation and amortization	49	19	177	116

Total operating expenses	4,800	3,780	29,836	13,699

Loss from operations	(4,800)	(3,780)	(29,836)	(13,699)
Interest income	454	235	1,164	496
Loss on fair value of warrants	(2,094)	1,393	(660)	(11,580)

Loss before income taxes	(6,440)	(2,152)	(29,332)	(24,783)
Provision for income taxes	—	—	—	—

Net loss	$(6,440)	$(2,152)	$(29,332)	$(24,783)

Net loss per share – basic and diluted	$(0.08)	$(0.03)	$(0.40)	$(0.41)

Weighted average shares – basic and diluted	83,092	67,194	73,988	59,828

Balance Sheet Data:
	2006	2005

Total cash and investments in securities	$51,745	$22,593
Net working capital (deficit)	19,532	(8,534)
Total assets	52,798	23,622
Warrant liability	30,356	29,696
Total liabilities	32,841	31,450
Stockholders’ equity (deficit)	19,958	(7,829)